Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES IMPROVED SECOND QUARTER RESULTS

Rochelle Park, New Jersey, August 17, 2004 - United Retail Group, Inc. (NASDAQ-NMS: “URGI”) today announced operating results for the second quarter and first half of fiscal 2004, ended July 31, 2004.

For the second quarter, net sales were $101.3 million compared with $104.8 million in the prior year period. Comparable store sales decreased 2%. Selling, general and administrative expenses decreased 8% to $23.6 million, or 23.3% of sales, from $25.6 million, or 24.4% of sales, in the comparable period of the prior year.

Net loss for the second quarter was $1.6 million, or $0.12 per share, compared with a net loss of $4.2 million, or $0.33 per share, in the second quarter of 2003.

Two tax related items, one favorable and one unfavorable, of approximately the same magnitude, had a small net effect on the Company’s results of operations.

The first, final clearance from the IRS on the settlement of certain tax claims asserted by the Company, was received during the quarter. The claims related to deductions attributable to stock purchase warrants used in bank financing transactions prior to 1993 and to research credits. For the second quarter of 2004, interest of $1.2 million from the IRS was recorded in the Company’s results of operations. An additional $0.2 million for research credits was recorded as a benefit from income taxes in the Company’s results of operations. Finally, $1.1 million related to the stock purchase warrant deductions was recorded as an increase to stockholders’ equity for the period.

The second, a non-cash tax valuation allowance for the Company’s net deferred tax assets, was increased by $1.2 million in the second quarter of fiscal 2004 versus $1.9 million in the second quarter of fiscal 2003.

Excluding the impact of these two tax related items, net loss was $1.7 million, or $0.13 per share, for the second quarter of fiscal 2004. Excluding the non-cash valuation allowance, the net loss for the second quarter of fiscal 2003 was $2.4 million, or $0.18 per share.

George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer, commented, “There was a significant reduction in the operating loss for the quarter versus last year. We are pleased with the results of the selling, general and administrative expense control initiatives.”

Raphael Benaroya, the Company’s Chairman of the Board, President and Chief Executive Officer, stated, “The quarter’s improved results are but a small step. We are continuing to focus our attention on differentiating our product in the face of intensifying competition for the large size customer. Product differentiation remains our principal strategic driver.”

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For the first half of the fiscal year, net sales were $198.8 million compared with $206.3 million in the prior year period. Comparable store sales decreased 2%. Selling, general and administrative expenses decreased 9% to $47.6 million, or 23.9% of sales, from $52.0 million, or 25.2% of sales, in the comparable period of the prior year. Net loss for the first half was $4.9 million, or $0.38 per share, compared with a net loss of $8.8 million, or $0.68 per share, in the first half of last year. Excluding the impact of the IRS settlement and the valuation allowance, net loss was $3.7 million, or $0.29 per share, in the first half of fiscal 2004. Excluding the tax valuation allowance, net loss was $4.8 million, or $0.37 per share in the first half of fiscal 2003.

United Retail Group, Inc. invites investors to listen to a broadcast of the Company’s conference call to discuss second quarter results as well as ongoing corporate developments. The call will be broadcast live today at 11:30 a.m. (Eastern Daylight Time) and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until August 31, 2004. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE brand merchandise. The Company operates 530 AVENUE® stores with 2,309,000 square feet of selling space, as well as the AVENUE.COM® website at http://www.avenue.com.

***

The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: war risk; shifts in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; variations in weather patterns; fluctuations in consumer acceptance of the Company’s products; changes in the ability to develop new merchandise; store lease expirations; risks associated with the financial performance of the World Financial Network National Bank private label credit card program; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; and political instability and other risks associated with foreign sources of production. Also, for the remainder of fiscal 2004, the transition from the international quota system for apparel may disrupt imports into the United States.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

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Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201) 909-2110	Investor Relations Cara O'Brien/Lila Sharifian Press: Stephanie Sampiere Financial Dynamics (212) 850-5600

UNITED RETAIL GROUP, INC.
2ND QTR 2004
(000'S)

Consolidated Statements of Operations

	13 weeks ended			26 weeks ended
	(Unaudited) July 31, 2004	(Unaudited) August 2, 2003	Percent + or -	(Unaudited) July 31, 2004	(Unaudited) August 2, 2003	Percent + or -

Net sales	$101,269	$104,790	-3.4%	$198,788	$206,320	-3.7%
Cost of goods sold, including
buying and occupancy costs	80,415	83,119	-3.3%	157,060	162,480	-3.3%
Gross profit	20,854	21,671	-3.8%	41,728	43,840	-4.8%
General, administrative and
store operating expenses	23,600	25,616	-7.9%	47,572	51,996	-8.5%
Operating loss	(2,746)	(3,945)	-	(5,844)	(8,156)	-
Interest income (1)	1,193	45	-	1,207	55	-
Interest expense	(190)	(257)	-	(420)	(519)	-
Loss before income taxes	(1,743)	(4,157)	-	(5,057)	(8,620)	-
(Benefit from) provision for income taxes(2)(3)	(184)	89	-	(135)	171	-
Net loss	($1,559)	($4,246)	-	($4,922)	($8,791)	-

Weighted average shares
outstanding:
Basic	12,742	12,937		12,840	12,937
Diluted	12,742	12,937		12,840	12,937

Net loss per common share:
Basic	($0.12)	($0.33)		($0.38)	($0.68)
Diluted	($0.12)	($0.33)		($0.38)	($0.68)

Net loss excluding valuation allowance and Internal Revenue Service settlement:
Net loss	($1,662)	($2,368)		($3,699)	($4,812)
Net loss per diluted
common share	($0.13)	($0.18)		($0.29)	($0.37)

(1) Includes for the thirteen and twenty-six weeks ended July 31, 2004, interest income of $1.168 million related to an Internal Revenue Service settlement.

(2) Includes for the thirteen and twenty-six weeks ended July 31, 2004, federal tax benefit of $0.175 million related to an Internal Revenue Service settlement.

(3) Includes a valuation allowance for the thirteen weeks ended July 31, 2004 and August 2, 2003 of $1.2 million and $1.9 million, respectively, and for the twenty-six weeks ended July 31, 2004 and August 2, 2003 of $2.6 million and $4.0 million, respectively, related to deferred tax assets and net operating loss carryforwards.

Consolidated Condensed Balance Sheets	(Unaudited) July 31, 2004	(Unaudited) August 2, 2003
Assets
Cash and cash equivalents	$18,366	$23,867
Inventory	48,549	44,902
Other	7,803	8,585
Total Current Assets	$74,718	$77,354

Property and equipment, net	71,364	82,950
Deferred compensation plan assets	3,962	4,217
Other assets	1,771	2,002

Total assets	$151,815	$166,523

Liabilities and Stockholders' Equity Current Liabilities	$55,336	$53,186

Long-term distribution center financing	2,987	3,650
Long-term capital leases	2,661	4,712
Deferred compensation plan liabilities	4,519	4,217
Other non-current liabilities	10,708	10,459
Stockholders' equity (1)	75,604	90,299

Total liabilities and stockholders' equity	$151,815	$166,523

(1) In the period ended July 31, 2004, paid-in capital of $1.157 million relates to an Internal Revenue Service settlement.

At July 31, 2004, the borrowing capacity of the Company under the Financing Agreement with The CIT Group/Business Credit, Inc. (“CIT”) was $7.2 million, trade letters of credit for the account of the Company were outstanding in the amount of $27.0 million, standby letters of credit were outstanding in the amount of $6.1 million and no loan from CIT was outstanding. The Company’s cash on hand was unrestricted.

Statistics	13 weeks ended		26 weeks ended
Store Count	(Unaudited) July 31, 2004	(Unaudited) August 2, 2003	(Unaudited) July 31, 2004	(Unaudited) August 2, 2003

Beginning of period	533	547	535	553
New	0	2	0	2
Closed	(3)	(5)	(5)	(11)
End of period	530	544	530	544

Selling Square Footage (000's)

Beginning of period	2,318	2,369	2,327	2,394
New/Expansion	0	9	0	9
Closed	(9)	(18)	(18)	(43)
End of period	2,309	2,360	2,309	2,360

Average	2,315	2,366	2,316	2,374